Exhibit 10.20

EXECUTION COPY

QUOTA SHARE REINSURANCE AGREEMENT

between

HARBOR POINT RE LIMITED

and

BAY POINT RE LIMITED

TABLE OF CONTENTS

PREAMBLE

i

		Page

	ARTICLE VI

PROFIT DISTRIBUTION AMOUNTS		10

Section 6.01.	Profit Distribution Amounts	10

Section 6.02.	Calculation and Payment of Profit Distribution Amounts	10

	ARTICLE VII

REPORTS		11

Section 7.01.	Quarterly Reports by the Ceding Company	11

Section 7.02.	Reports by the Ceding Company	12

	ARTICLE VIII

SETTLEMENT OF PAYMENTS		12

Section 8.01.	Time and Manner of Settlement of Payments	12

Section 8.02.	Delays in Payments	12

	ARTICLE IX

ADJUSTMENTS TO CEDED PERCENTAGE		13

Section 9.01.	Adjustments to Ceded Percentage	13

Section 9.02.	Recapture	13

	ARTICLE X

TRUST FUND		14

Section 10.01.	Trust Fund	14

	ARTICLE XI

ERRORS AND OMISSIONS		16

Section 11.01.	Errors and Omissions	16

	ARTICLE XII

NOTICES AND INSTRUCTIONS		16

Section 12.01.	Notices and Instructions	16

Schedule 1	Loss Development Factors
Schedule 2	Investment Guidelines
Schedule 3	Seasonality Factors

Exhibit A	Trust Agreement

QUOTA SHARE REINSURANCE AGREEMENT

THIS QUOTA SHARE REINSURANCE AGREEMENT (this “Agreement”), made and entered into as of June 9, 2006 by and between HARBOR POINT RE LIMITED, a Bermuda exempted company (the “Ceding Company”) and BAY POINT RE LIMITED, a Bermuda exempted company (the “Reinsurer”).

ARTICLE I

DEFINITIONS

Capitalized terms in this Agreement have the meanings set forth below.

“2006 IBNR Cushion” means, at any time, an amount equal to the greater of (i) twenty percent (20%) of Gross Ceded Premium earned during the previous four calendar quarters (or the number of completed quarters in the Underwriting Period if less than four) on Gross Ceded Premium written during the 2006 Underwriting Year and (ii) five percent (5%) of Gross Ceded Premium written for the 2006 Underwriting Year from the Effective Date to (and including) such time, as reasonably determined by the Ceding Company.

“2006 Underwriting Year” means the period from January 1, 2006 to December 31, 2006.

“2007 IBNR Cushion” means, at any time, an amount equal to the greater of (i) twenty percent (20%) of Gross Ceded Premium earned during the previous four calendar quarters on Gross Ceded Premium written during the 2007 Underwriting Year and (ii) five percent (5%) of Gross Ceded Premium written for the 2007 Underwriting Year from the Effective Date to (and including) such time, as reasonably determined by the Ceding Company.

“2007 Underwriting Year” means the period from January 1, 2007 to December 31, 2007.

“Adjusted Net Income (Loss)” means, for any applicable period, an amount equal to (i) Net Income (Loss) less (ii) an amount equal to net investment income on assets of the Reinsurer held outside the Trust Account.

“Adjusted UEPR” means the UEPR adjusted by the Seasonality Factors.

“Affiliate” means any Person who Controls, is Controlled by, or is under common Control with, any other Person.

“Appointing Authority” has the meaning ascribed in Section 15.01.

“Assumed Reinsurance Agreements” means those reinsurance agreements that constitute the Business Reinsured.

“Average Capital Balance” means, for any applicable period, the quotient of (x) the sum of the assets in the Trust Account at the end of each full calendar month during such period divided by (y) the number of full calendar months within such period.

“Average Equity Capital” means, for any applicable period, the average of the Equity Capital of the Reinsurer as of the end of each calendar quarter during such period.

“Average Indebtedness” means, for any applicable period, the average of the outstanding indebtedness of the Reinsurer under the Credit Agreement as of the start and end of such period.

“Business Day” means any day on which banks are required to be open for business in each of New York, New York; London, England; and Hamilton, Bermuda.

“Business Reinsured” means all agreements of assumed reinsurance (a) entered into by the Ceding Company, that (i) first become effective within the Underwriting Period and (ii) have a term of less than twenty-four (24) months, and (b) that are traditional short-tail business classified by the Ceding Company as business constituting one or more of the following business lines:

(i) U.S. and International Property Cat business;

(ii) Retro Property and Energy QS business;

(iii) Property per risk business;

(iv) Workers Comp Cat business;

(v) Marine XOL US and International business written after May 1, 2006; and

(vi) Marine QS business written after May 1, 2006.

“Cash Equivalents” means, as of any particular date, money market funds, marketable obligations issued or guaranteed by the United States Government, certificates of deposit, bankers’ acceptances, and other similar liquid investments, in each case, with a maturity date of not more than ninety (90) days from the date on which any such instrument is transferred pursuant to the terms of this Agreement, the market value of which on the date of transfer will be counted as equivalent to cash for the purposes of this Agreement; provided, however, that an investment shall not be a Cash Equivalent if, at the time the investment is proposed to be acquired, payments due the Trust under its terms or proceeds from its disposition would be subject to U.S. or non-U.S. withholding tax, other than withholding tax as to which the obligor, issuer, or transferee of such investment must pay additional amounts so that the net amount of such payments or proceeds (as the case may be) received after satisfaction of such withholding tax equals the gross amount that would have been received before imposition of such withholding tax.

“Ceded External Costs” means the product of (i) the Ceded Percentage (as it may be adjusted hereunder), multiplied by (ii) the External Costs.

“Ceded Loss Reserves” means the product of (i) the Ceded Percentage (as it may be adjusted hereunder), multiplied by (ii) Loss Reserves.

“Ceded Losses” means the product of (i) the Ceded Percentage (as it may be adjusted hereunder), multiplied by (ii) Losses.

“Ceded Percentage” means, with respect to the Business Reinsured, a thirty percent (30%) quota share, subject to adjustments as set forth in Section 9.01.

“Ceded Percentage Adjustment Fraction” means, at any time within the Underwriting Period, a fraction, the numerator of which is equal to the difference between the previous Ceded Percentage and the adjusted Ceded Percentage and the denominator of which is the previous Ceded Percentage.

“Ceding Commission” has the meaning ascribed in Section 4.01.

“Ceding Company” has the meaning ascribed in the introductory paragraph of this Agreement.

“Collateral” means, at any time during any calendar year, the sum of (i) the fair market value of the assets in the Trust Account plus (ii) the unpaid portion of projected Net Ceded Premiums for such calendar year, if any.

“Combined Ratio” means, for any applicable period, the sum of (i) the Cumulative Loss Ratio, plus (ii) the Cumulative External Cost Ratio.

“Control” means direct or indirect ownership of more than fifty percent (50%) of the voting power of the equity of any Person or otherwise having the power to direct the management of such Person.

“Covered Events” means events, accidents or occurrences that take place after the Effective Date that result in Loss under the Business Reinsured, provided that in the case of hurricanes or tropical storms, landfall in any of the 48 contiguous states of the United States of America first takes place after the Effective Date.

“Credit Agreement” means the Credit Agreement dated as of June 9, 2006 among the Reinsurer, various Lenders, and Goldman Sachs Credit Partners L.P., in various capacities.

“Cumulative Adjusted Net Income” means, for any applicable period, the Adjusted Net Income (Loss) of the Reinsurer from the Effective Date to (and including) the last day of such period.

“Cumulative Adjusted Net Underwriting Income (Loss)” means, for any applicable period, the (i) the Cumulative Net Underwriting Income (Loss), plus (ii) the total net investment income of the Reinsurer from the Effective Date to (and including) the last day of such period, less (iii) the total net investment income of the Reinsurer earned on the Average Equity Capital and Average Indebtedness for such period, in each case as determined in accordance with GAAP.

“Cumulative Ceding Commission Override” means, for any applicable period, (i) if the Combined Ratio is 0.76 or less, seven percent (7%) of the Gross Ceded Premium from (and including) the Effective Date to (and including) the last day of such period, as calculated by the Ceding Company in accordance with GAAP, or (ii) if the Combined Ratio is 0.795 or more, three and one-half percent (3.5%) of the Gross Ceded Premium from (and including) the Effective Date to (and including) the last day of such period, as calculated by the Ceding Company in accordance with GAAP, or (iii) if the Combined Ratio is between 0.76 and 0.795, a percentage of the Gross Ceded Premium from (and including) the Effective Date to (and including) the last day of such period, as calculated by the Ceding Company in accordance with GAAP, equal to (a) 3.5% plus (b) the excess of 79.5% over the Combined Ratio.

“Cumulative External Cost Ratio” means, for any applicable period, the ratio of Ceded External Costs from (and including) the Effective Date to (and including) the last day of such period to Gross Ceded Premium from (and including) the Effective Date to (and including) the last day of such period.

“Cumulative Loss Ratio” means, for any applicable period, the ratio of Ceded Losses from (and including) the Effective Date to (and including) the last day of such period to Gross Ceded Premium from (and including) the Effective Date to (and including) the last day of such period.

“Cumulative Net Income (Loss)” means, for any applicable period, Net Income (Loss) from (and including) the Effective Date to (and including) the last day of such period.

“Cumulative Net Underwriting Income (Loss)” means, for any applicable period, the Net Underwriting Income (Loss) from (and including) the Effective Date to (and including) the last day of such period.

“Effective Date” means June 9, 2006.

“Equity Capital” means, at any time, the cumulative amount of equity capital contributed to the Reinsurer less any returns of capital (i.e., returns of funds in excess of Net Income) by the Reinsurer through such time, determined in accordance with GAAP.

“Excess Funding Amount” means, at any time, an amount equal to the excess of (i) the amount of the Collateral over (ii) the Requisite Funding Amount.

“External Costs” means costs actually paid by the Ceding Company in connection with the acquisition of the Business Reinsured, including ceding commissions and profit sharing amounts paid to cedents, brokerage fees and commissions paid to reinsurance intermediaries, fronting fees, excise taxes, and similar acquisition expenses.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Gross Ceded Premium” means the Ceded Percentage multiplied by Original Net Written Premium.

“Harbor Point Re” means Harbor Point Re Limited, a Bermuda exempted company.

“IBNR Cushion” means the sum of the 2006 IBNR Cushion and the 2007 IBNR Cushion.

“Inuring Reinsurance” means reinsurance and other risk transfer or risk mitigation mechanisms or arrangements entered into by the Ceding Company with respect to Losses under the Business Reinsured, including catastrophe bonds, industry loss warranties, and similar mechanisms and arrangements that inure to the mutual benefit of the Ceding Company and the

Reinsurer in the same proportion as their respective interests in the Business Reinsured as a result of this Agreement.

“Late Trust Payment Rate” means, in respect of any period, an annual rate equal to the overnight LIBOR rate per the British Bankers’ Association set forth on page BBAN of Bloomberg (or any successor or substitute page of such Service) at approximately 11:00 A.M., London time, on the first Business Day of such period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, lien (statutory or otherwise), charge, or security interest, or any preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement).

“Loss Development Cushion” means, at any time, an amount equal to the sum of the product of (i) each prior Major Catastrophic Loss and (ii) the applicable Loss Development Factor, calculated consistently with the illustrative calculations set forth on Schedule 1 hereto.

“Loss Development Factors” means, with respect to each Major Catastrophic Loss, the factors set forth on Schedule 1 hereto.

“Loss Reserves” means the Ceding Company’s reserves for Losses, including billed but unpaid losses, case and other loss reserves, reserves for losses incurred but not yet reported, and, if included within the coverage provided under the Business Reinsured, loss adjustment expenses and reserves for loss adjustment expenses, determined in accordance with GAAP.

“Losses” (or “Loss”) means the Ceding Company’s liability under the Business Reinsured after deduction therefrom of (i) all Net Salvage and (ii) all amounts recoverable under the Inuring Reinsurance. “Losses” shall include any and all liability for amounts payable on or after the Effective Date for returns or refunds of premiums.

“Major Catastrophic Loss” means a loss to the Ceding Company, net of reinstatement premium, in the amount of $5 million or more arising from a single occurrence or event.

“Minimum Capital Cushion” means, at any time, an amount equal to the sum of the Ceded Loss Reserves, the Loss Development Cushion and the IBNR Cushion as of such time.

“Net Ceded Premiums” means the Gross Ceded Premiums less Ceding Commissions.

“Net Income (Loss)” means, for any applicable period, an amount equal to the net income or loss of the Reinsurer, as determined in accordance with GAAP.

“Net Salvage” means, at any time, all recoveries actually paid to the Ceding Company in respect of specific Losses by way of salvage, subrogation, contribution or indemnity, except recoveries on any Inuring Reinsurance, net of the actual cost of obtaining such recoveries.

“Net Underwriting Income (Loss)” means, for any applicable period, an amount equal to (i) Net Ceded Premiums earned, less (ii) Ceded Losses incurred (including changes in the Ceded Loss Reserves), in each case as determined in accordance with GAAP.

“Operating Costs” means the actual operating costs incurred by the Reinsurer, including interest expense incurred on loans made by the Reinsurer under the Credit Agreement, premiums for excess of loss reinsurance and amounts paid to vendors and service providers.

“Original Gross Written Premium” means, with respect to any period, (i) the total of gross written premium ceded to the Ceding Company under the Assumed Reinsurance Agreements (including, without limitation, reinstatement premiums applicable to such period), less (ii) the total of returns and cancellations.

“Original Net Written Premium” means, with respect to any period, (i) Original Gross Written Premium, less (ii) the gross reinsurance premium, or other costs paid with respect to Inuring Reinsurance, as applicable to such period with respect to the Business Reinsured, in each case as determined in accordance with GAAP.

“Permitted Investments” means cash, Cash Equivalents and those investments which meet the investment guidelines attached hereto as Schedule 2.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

“Profit Commission” has the meaning ascribed in Section 5.01.

“Profit Distribution Amount” has the meaning ascribed in Section 6.01.

“Recapture Amount” has the meaning ascribed in Section 9.02.

“Reinsurer” has the meaning ascribed in the introductory paragraph on this Agreement.

“Requisite Funded Amount” means, at any time, an amount equal to (i) the Minimum Capital Cushion at such time plus (ii) the greater of (A) two hundred fifty percent (250%) of the maximum projected in-force Gross Ceded Premiums for the next succeeding four calendar quarters and (B) the sum of the projected 1-in-100–year U.S. wind occurrence probable maximum loss as regards the Business Reinsured for the next succeeding four calendar quarters and the projected 1-in-250–year U.S. earthquake occurrence probable maximum loss as regards the Business Reinsured for the next succeeding four calendar quarters, in each case as reasonably determined by the Ceding Company.

“Seasonality Factors” means, with respect to the calculation of “Adjusted UEPR”, the factors set forth on Schedule 3 hereto.

“Tier 1 Required Return” means, for any applicable period, six percent (6%) multiplied by the Average Equity Capital for such period multiplied by the number of months elapsed from

(and including) the Effective Date to (and including) the last day of such period divided by twelve.

“Tier 2 Required Return” means, for any applicable period, twelve percent (12%) multiplied by the Average Equity Capital for such period multiplied by the number of months elapsed from (and including) the Effective Date to (and including) the last day of such period divided by twelve.

“Trust Account” has the meaning ascribed in Section 10.01.

“Trustee” has the meaning ascribed in Section 10.01.

“Trust Agreement” has the meaning ascribed in Section 10.01.

“UEPR” means, at any time, unearned premium reserves with regards the Business Reinsured.

“Underwriting Period” means the period from January 1, 2006 to December 31, 2007.

ARTICLE II

REINSURING CLAUSE

Section 2.01. Quota Share Reinsurance

(a) Subject to the terms, conditions and exclusions of this Agreement and the limit of liability as set forth in Section 2.03, the Ceding Company agrees to cede hereunder, and the Reinsurer agrees to indemnify the Ceding Company for, Ceded Losses incurred under the Assumed Reinsurance Agreements that arise from Covered Events.

(b) The Ceding Company may, at its discretion, enter into reinsurance or other risk transfer or risk mitigation mechanisms and arrangements to reinsure or otherwise mitigate in whole or in part the risk of loss under the Business Reinsured, provided that (i) all such mechanisms and arrangements constitute Inuring Reinsurance; and (ii) no greater than fifty percent (50%) of Original Gross Written Premium is used to procure such reinsurance or other risk transfer or risk mitigation mechanisms and arrangements. In the event that the Ceding Company purchases Inuring Reinsurance on or after the Effective Date, the Ceding Company shall promptly (and in any event within ten (10) Business Days thereafter) provide written notice to the Reinsurer of such purchase and an illustration of the anticipated effects of such Inuring Reinsurance on the Requisite Funded Amount.

Section 2.02. Original Conditions

Subject to the terms, conditions, and exclusions of this Agreement, the liability of the Reinsurer with respect to the Business Reinsured shall commence obligatorily and simultaneously with that of the Ceding Company and the Reinsurer shall, in all respects, follow the underwriting fortunes of the Ceding Company with respect to the Business Reinsured.

Section 2.03. Aggregate Limit of Liability

Notwithstanding any provision of this Agreement to the contrary, the liability of Reinsurer under this Agreement for Losses shall in no event exceed the fair market value of the assets in the Trust Account and the fair market value of any other available assets of the Reinsurer.

ARTICLE III

REINSURANCE PREMIUM

Section 3.01. Initial Reinsurance Premium

On the Effective Date, the Ceding Company shall pay to the Reinsurer by depositing into the Trust Account reinsurance premium with respect to the Business Reinsured that is in effect on the Effective Date, the U.S. dollar amount equal to (i)(A) the Ceded Percentage multiplied by (B) the actually collected portion of Adjusted UEPR on the books of the Ceding Company as of such date, as estimated by the Ceding Company in good faith, less (ii) the Ceding Commission applicable to such Adjusted UEPR (such amount, as adjusted, the “Initial Reinsurance Premium”). Such amount shall be paid in cash or Cash Equivalents. The Ceding Company shall adjust the Initial Reinsurance Premium on a quarterly basis based on actual data and future development of such Adjusted UEPR, including the collection after the Effective Date of Net Ceded Premium on such Business Reinsured in effect on the Effective Date.

Section 3.02. Net Ceded Reinsurance Premium

After the Effective Date, reinsurance premium shall be payable to the Reinsurer equal to the actually collected Net Ceded Premium on Assumed Reinsurance Agreements first in effect after the Effective Date. The Ceding Company shall calculate the adjustments to the Initial Reinsurance Premium and all other Net Ceded Premium at the end of each calendar quarter and report such amounts to the Reinsurer pursuant to Section 7.01. The amount due with respect to each such quarter shall be paid within the time and in the manner provided in Section 8.01.

ARTICLE IV

CEDING COMMISSION

Section 4.01. Ceding Commission

The Reinsurer shall allow the Ceding Company a ceding commission (the “Ceding Commission”) equal to the sum of (i) Ceded External Costs plus (ii) the Cumulative Ceding Commission Override. The allowance of the Ceding Commission shall be taken into account in calculating the Net Ceded Premium payable to the Reinsurer pursuant to Section 3.01. The Cumulative Ceding Commission Override shall be subject to adjustment in accordance with Section 4.02.

Section 4.02. Adjustment to Cumulative Ceding Commission Override

The Cumulative Ceding Commission Override shall be calculated as of the end of each calendar quarter during the term of this Agreement. To the extent that the percentage of the Cumulative Ceding Commission Override is adjusted from the percentage calculated as of the end of the previous calendar quarter, the amount related to such adjustment (i) shall be payable by the Ceding Company to the Reinsurer to the extent that the Cumulative Ceding Commission Override is adjusted downward from the amount calculated as of the end of the previous calendar quarter and (ii) shall be payable by the Reinsurer to the Ceding Company to the extent that the Cumulative Ceding Commission Override is adjusted upward from amount calculated as of the end of the previous calendar quarter.

ARTICLE V

PROFIT COMMISSION

Section 5.01. Profit Commission

Subject to Section 5.02, the Reinsurer shall pay the Ceding Company a profit commission (the “Profit Commission”) for each calendar year (whether a full year or part thereof) that this Agreement is in effect equal to the excess, if any, of:

(i)	the sum of (A) twenty percent (20%) of the amount by which (x) Cumulative Adjusted Net Underwriting Income as of the end of such calendar year exceeds (y) the Tier 1 Required Return plus (B) five percent (5%) of the amount by which (x) Cumulative Adjusted Net Underwriting Income as of the end of such calendar year exceeds (y) the Tier 2 Required Return; over

(ii)	the total Profit Commission previously paid by the Reinsurer to the Ceding Company and not returned to the Reinsurer pursuant to Section 5.02 (if any).

Section 5.02. Return of Profit Commission

For calendar year 2007 and any subsequent calendar quarter that this Agreement is in effect, the Ceding Company shall return to the Reinsurer the amount, if any, by which (i) the total Profit Commission previously paid to the Ceding Company and not returned to the Reinsurer pursuant to Section 5.02 hereof exceeds (ii) the total Profit Commission that would be payable based on Cumulative Adjusted Net Underwriting Income for such period.

Section 5.03. Calculation and Payment of Profit Commission

(a) Profit Commission payable for the 2006 calendar year and the 2007 calendar year shall be calculated by the Ceding Company at the end of such calendar years and the Ceding Company shall report such amounts to the Reinsurer pursuant to Section 7.01. Profit Commission payable for 2008 and later years shall be estimated by the Ceding Company at the end of each of the first three quarters of each year and finally calculated by the Ceding Company at the end of the calendar year, and in each instance, the Ceding Company shall report such amounts to the Reinsurer pursuant to Section 7.01. Profit Commission for each such calendar year and quarter shall be paid within the time and in the manner provided in Section 8.01.

(b) Profit Commission amounts calculated by the Ceding Company as provided above for each calendar year (but, for the avoidance of doubt, not for calendar quarters) shall not be subject to future adjustment based on the development of Losses, but shall be subject to future restatement due to errors or omissions.

ARTICLE VI

PROFIT DISTRIBUTION AMOUNTS

Section 6.01. Profit Distribution Amounts

Subject to Section 9.01, upon the request of the Reinsurer, the Ceding Company shall direct the Trustee to distribute to the Reinsurer assets out of the Trust Account equal to a profit distribution amount (the “Profit Distribution Amount”) for each calendar year (whether a full year or part thereof) and each calendar quarter subsequent to 2007 that this Agreement is in effect, equal to the amount by which (i) Cumulative Adjusted Net Income from January 1, 2006 through the end of such period exceeds any previously paid Profit Distribution Amounts. For the avoidance of doubt, the parties acknowledge and agree that the Profit Commission is an expense that is taken into account in the calculation of Cumulative Adjusted Net Income.

Section 6.02. Calculation and Payment of Profit Distribution Amounts

(a) Profit Distribution Amounts payable for the 2006 calendar year and the 2007 calendar year shall be calculated by the Ceding Company at the end of such calendar years and the Ceding Company shall report such amounts to the Reinsurer pursuant to Section 7.01. Profit Distribution Amounts payable for 2008 and later years shall be estimated by the Ceding Company at the end of each of the first three quarters of each year and finally calculated by the Ceding Company at the end of the calendar year, and in each instance the Ceding Company shall report such amounts to the Reinsurer pursuant to Section 7.01. Profit Distribution Amounts for each such calendar year and quarter shall be paid within the time and in the manner provided in Section 8.01, except to the extent that the Reinsurer elects pursuant to Section 9.01 to forego distributions of Profit Distribution Amounts for the 2006 calendar year.

(b) Profit Distribution Amounts calculated by the Ceding Company as provided above for each calendar year (but, for the avoidance of doubt, not for calendar quarters) shall not be subject to future adjustment based on the development of Losses.

ARTICLE VII

REPORTS

Section 7.01. Quarterly Reports by the Ceding Company

No later than forty-five (45) days after the conclusion of each calendar quarter during the term of this Agreement (including the fourth quarter of each calendar year), commencing with the quarter ending June 30, 2006, the Ceding Company shall report and account to the Reinsurer, in reasonable detail and separately for each Underwriting Period, if applicable, the following with respect to such quarter:

(a) Original Net Written Premium;

(b) One hundred percent (100%) and the Ceded Percentage of all premium earned;

(c) One hundred percent (100%) and the Ceded Percentage of all premium paid for Inuring Reinsurance;

(d) Gross Ceded Premium due the Reinsurer;

(e) Ceding Commission due to the Ceding Company;

(f) An itemization of External Costs;

(g) One hundred percent (100%) and the Ceded Percentage of all Losses paid (gross and net of Inuring Reinsurance);

(h) One hundred percent (100%) and the Ceded Percentage of Net Salvage received;

(i) One hundred percent (100%) and the Ceded Percentage of case reserves for outstanding Losses at the beginning and at the end of the quarter (gross and net of Inuring Reinsurance);

(j) Profit Commission due the Ceding Company, if any;

(k) Profit Distribution Amount due the Reinsurer, if any;

(l) Adjustments to the Initial Reinsurance Premium, if any;

(m) Adjustments to Cumulative Ceding Commission Override, if any; and

(n) CAT loss curve, material zonal and other probable maximum loss information and other similar analysis regarding the Business Reinsured prepared by the Ceding Company in the ordinary course of business consistent with past practice that are made available to third parties, including the U.S. Securities and Exchange Commission and rating agencies.

The foregoing information (other than clause (n)), shall (i) be reported in accordance with GAAP as recorded on the books and records of the Ceding Company (based, where applicable, on reports received from cedents) and (ii) be consistent with the Ceding Company’s internal and external communications, including to or with, as applicable, the U.S. Securities and Exchange Commission or other regulatory agencies, ratings agencies and its board of directors and (iii) be provided more frequently if otherwise prepared by the Ceding Company. With respect to Major Catastrophic Losses, the details provided shall include, without limitation, the occurrence giving rise to the Loss amount or case reserve, the applicable Assumed Reinsurance Agreement and underlying cedent in respect of which payment was made or the case reserve posted. The Ceding Company shall provide, to the extent available to them and as to which they have the right to do so, any backup documentation as reasonably requested by the Reinsurer for any of the foregoing.

Section 7.02. Reports by the Ceding Company

The Ceding Company shall promptly provide to the Reinsurer copies of all reports provided to its Board of Directors, rating agencies or the public with regards to the Business Reinsured, such reports to be provided promptly after such delivery thereto. Such reports shall be subject to confidentiality terms mutually agreed between the Ceding Company and the Reinsurer.

ARTICLE VIII

SETTLEMENT OF PAYMENTS

Section 8.01. Time and Manner of Settlement of Payments

No later than fifteen (15) days after the Reinsurer’s receipt of the quarterly reports referenced in Section 7.01, the Reinsurer and the Ceding Company, as applicable, shall settle the balance due to the other party with respect to the quarter just concluded based on premiums actually received and Losses paid by the Ceding Company and any adjustments to the Initial Reinsurance Premium and the Ceding Commission. Any payment to be made by the Ceding Company to the Reinsurer shall be deposited by the Ceding Company into the Trust Account. Any payment to be made by the Reinsurer to the Ceding Company shall be deducted by the Ceding Company from the Trust Account to the extent of the balance therein, after first deducting from such amount any amounts previously or otherwise paid by the Reinsurer (through setoff against premiums owed to the Reinsurer hereunder, or otherwise already paid by or credited to the Reinsurer), and any further amount due shall be paid in cash by the Reinsurer to the Ceding Company. In addition, the Ceding Company shall direct the Trustee to distribute to the Ceding Company any Profit Commission due to be paid to the Ceding Company and to distribute to the Reinsurer any Profit Distribution Amount due to be paid to the Reinsurer.

Section 8.02. Delays in Payments

Delays in payment by either party shall be paid together with simple interest on such overdue amount at an annual rate equal to the Late Trust Payment Rate from the due date to the date of actual payment.

ARTICLE IX

ADJUSTMENTS TO CEDED PERCENTAGE

Section 9.01. Adjustments to Ceded Percentage

(a) On or before December 1, 2006, the Ceding Company shall calculate and report to the Reinsurer the Requisite Funded Amount for the 2007 calendar year and an estimate of the Profit Distribution Amount for the 2006 calendar year. If the amount of Collateral as of December 1, 2006 is less than the Requisite Funded Amount for the 2007 calendar year plus the estimated Profit Distribution Amount for the 2006 calendar year as determined by the Ceding Company, the Reinsurer shall have the option to contribute additional amounts into the Trust Account and/or forego a distribution of the Profit Distribution Amount in an amount equal to or greater than the excess of (i) the Requisite Funded Amount for the 2007 calendar year over (ii) the amount of Collateral as of December 1, 2006, reduced by any estimated Profit Distribution Amount as to which the Reinsurer does not elect to forego.

If the Reinsurer elects to so contribute additional amounts and/or forego distributions of the Profit Distribution Amount, it shall notify the Ceding Company of its election by December 15, 2006, and shall deposit any required additional amounts no later than December 22, 2006.

If the Reinsurer elects to not contribute additional amounts and/or forego distributions of the Profit Distribution Amount, the Ceding Company shall reduce the Ceded Percentage for the 2007 Underwriting Year, such that the amount of Collateral at December 1, 2006, reduced by any estimated Profit Distribution Amount as to which the Reinsurer does not elect to forego, will be no less than the Requisite Funded Amount for the 2007 calendar year.

(b) No later than thirty (30) days after the end of each calendar month during the Underwriting Period, the Ceding Company shall determine whether the amount of Collateral as of such month end is greater than sixty percent (60%) of the applicable Requisite Funded Amount. If the amount of Collateral as of such month end is less than sixty percent (60%) of the applicable Requisite Funded Amount, the Ceding Company shall so notify the Reinsurer in writing. The Reinsurer shall then have the option to contribute additional amounts into the Trust Account in an amount equal to or greater than the excess of (i) the Requisite Funded Amount as of such month end over (ii) the amount of Collateral as of such month end.

If the Reinsurer elects to so contribute additional amounts, it shall notify the Ceding Company of its election within ten (10) days of receipt of notice from the Ceding Company and such amounts shall be deposited in the Trust Account no later than fifteen (15) days of receipt of such notice.

Section 9.02. Recapture

(a) If the Reinsurer elects to not contribute additional amounts in accordance with Section 9.01(b), the Ceding Company may elect to recapture a portion of the Business Reinsured ceded to the Reinsurer hereunder by reducing the Ceded Percentage for all periods subsequent to such previous month, such that the amount of Collateral as of such month end will be no less than the Requisite Funded Amount, as adjusted.

(b) In the event that the Ceding Company elects to recapture a portion of the Business Reinsured ceded to the Reinsurer hereunder in accordance with Section 9.02(a), the Ceding Company shall notify the Reinsurer of such election within ten (10) days from the expiration of the time for the Reinsurer to contribute additional amounts into the Trust Account. If the Ceding Company so notifies the Reinsurer of a recapture, the effective date of such recapture shall be the previous month end as provided in Section 9.02(a). Within ten (10) days following the notice of recapture, the Ceding Company shall withdraw from the Trust Account assets with a fair market value equal to (x) the Adjusted UEPR on the books of the Reinsurer as of such month end multiplied by (y) the Ceding Percentage Adjustment Fraction (the “Recapture Amount”).

ARTICLE X

TRUST FUND

Section 10.01. Trust Fund

(a) The Reinsurer and the Ceding Company shall enter into a trust agreement in the form attached hereto as Exhibit A (the “Trust Agreement”) and establish a trust account (the “Trust Account”) for the benefit of the Ceding Company with respect to the Business Reinsured with a bank (the “Trustee”) reasonably acceptable to the Ceding Company.

(b) The Reinsurer agrees to maintain in the Trust Account assets to be held in trust by the Trustee for the sole benefit of the Ceding Company as security for the payment of the Reinsurer’s obligations to the Ceding Company under this Agreement.

(c) The Reinsurer and the Ceding Company agree that the assets so deposited shall be valued according to their current fair market value and shall consist only of Permitted Investments.

(d) The Reinsurer, prior to depositing assets with the Trustee, shall execute all assignments and endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Ceding Company, or the Trustee upon direction of the Ceding Company, may whenever necessary negotiate any such assets without consent or signature from the Reinsurer or any other entity.

(e) All settlements of account under the Trust Agreement shall be made in cash or Cash Equivalents.

(f) The Reinsurer and the Ceding Company agree that the assets in the Trust Account may be withdrawn by the Ceding Company at any time, notwithstanding any other provisions in this Agreement, provided such assets are applied and utilized by the Ceding Company (or any successor of the Ceding Company by operation of law, including, without limitation, any liquidator, rehabilitator, receiver, or conservator of the Ceding Company), without diminution because of the insolvency of the Ceding Company or the Reinsurer, only for the following purposes:

(i)	to reimburse the Ceding Company for Ceded Losses to the extent that such amounts have been paid by the Ceding Company pursuant to the provisions of the Assumed Reinsurance Agreements;

(ii)	to pay Profit Commissions due the Ceding Company;

(iii)	to pay Recapture Amounts due the Ceding Company;

(iv)	to pay Profit Distributions due the Reinsurer;

(v)	to pay to the Reinsurer any Excess Funding Amounts;

(vi)	to pay to the Reinsurer amounts due for unpaid and unfunded Operating Costs; and

(vii)	to pay any other amounts, consistent with the terms of this Agreement, which the Ceding Company has calculated to be due to it.

(g) The Ceding Company agrees that, upon the request of the Reinsurer from time to time, the Ceding Company will direct the Trustee to distribute to the Reinsurer assets from the Trust Account equal to unpaid and unfunded (i) interest payments payable under the Credit Agreement and (ii) other Operating Costs incurred, not in excess of $400,000 per year, provided in each case, only to the extent that the Collateral remaining after such withdrawal is equal to or greater than Ceded Losses.

(h) The Reinsurer may seek the Ceding Company’s approval to withdraw all or any part of the assets from the Trust Account and transfer such assets to the Reinsurer, and such consent shall not be unreasonably withheld or delayed, provided that:

(i)	the Reinsurer shall, at the time of withdrawal, replace the withdrawn assets with other assets of a type permitted hereunder having a market value equal to the market value of the assets withdrawn;

(ii)	at any time on or after March 1, 2007, an Excess Funding Amount exists, in which event the amount subject to withdrawal shall be such Excess Funding Amount; or

(iii)	the amount requested does not exceed the then unpaid and unfunded Operating Costs of the Reinsurer.

(i) In the event that the Ceding Company withdraws assets from the Trust Account for the purposes set forth above in excess of actual amounts required to meet the Reinsurer’s obligations to the Ceding Company, or in excess of amounts due the Reinsurer, the Ceding Company or the Reinsurer, as applicable, will return such excess to the Trust Account.

(j) On the Effective Date, the Reinsurer shall make an initial deposit to the Trust Account in the amount of $140 million and the Ceding Company shall make an initial deposit to the Trust Account in the amount of the estimated Initial Reinsurance Premium due the Reinsurer in accordance with Section 3.01. The Ceding Company shall thereafter deposit in the Trust Account all quarterly settlement amounts due the Reinsurer in accordance with Section 8.01.

ARTICLE XI

ERRORS AND OMISSIONS

Section 11.01. Errors and Omissions

Except as expressly provided herein, inadvertent errors or omissions in the performance of any party’s duties under this Agreement shall not relieve the other party of any liability hereunder so long as such errors or omissions are promptly corrected as soon as they are discovered and prompt notice of such error or omission and the correction thereof is provided to the other party. Nothing in this Section 11.01 shall relieve the party committing such error or omission from liability to the other party for actual damage proximately caused thereby.

ARTICLE XII

NOTICES AND INSTRUCTIONS

Section 12.01. Notices and Instructions

(a) Unless otherwise specifically provided herein, every notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given or made and received by the recipient of such notice (a)(i) when delivered personally, (ii) when made or given by facsimile or e–mail, or (iii) in the case of mail delivery, upon the expiration of three (3) days after any such notice, direction, request, demand, acknowledgment, or other communication shall have been deposited with an international courier of international reputation for transmission by express air delivery, or upon receipt thereof, whichever shall first occur and (b) when addressed as follows:

Reinsurer:	Bay Point Re Limited
c/o Codan Services Limited
Clarendon House
2 Church Street
Hamilton, Bermuda HM 11
Telephone: (441) 295.1422
Facsimile: (441) 292.4720
Email: bermuda@conyersdillandpearman.com

with a copy to

International Advisory Services Ltd.
44 Church Street, 3rd Floor
Hamilton, HM 12, Bermuda
Attention: David Ezekiel
Facsimile: (441) 278.2015
Email: info@ ias.bm

and

Conyer Dill & Pearman
Clarendon House
2 Church Street
Hamilton, Bermuda HM 11
Attention: Christopher G. Garrod
Telephone: (441) 295.4923
Facsimile: (441) 292.4720
Email: cgarrod@cdp.bm

Ceding Company:	Harbor Point Re Limited
Belvedere Building
69 Pitts Bay Road
Pembroke HM 08 Bermuda
Attention: General Counsel
Telephone: (441) 292.5330
Facsimile: (441) 296.1827
Email: carol.rivers@harborpoint.bm

with a copy to

LeBoeuf, Lamb, Greene & MacRae LLP
125 West 55th Street
New York, NY 10019
Attention: Donald B. Henderson, Jr. and Michael Groll
Telephone: (212) 424.8000
Facsimile: (212) 424.8500

Each party may from time to time designate a different address for notices, directions, requests, demands, acknowledgments, and other communications by giving written notice of such change to the other parties.

(b) The Ceding Company shall be entitled to rely on any written instruction or notice by or on behalf of the Reinsurer; the Ceding Company shall not be obliged to follow any oral instructions actually or purportedly by or on behalf of the Reinsurer or oral or written instructions from any party not authorized in writing to act on behalf of the Reinsurer pursuant to a valid and legally effective written instrument previously delivered to the Ceding Company and in form and substance reasonably acceptable to them.

(c) The Reinsurer shall be entitled to rely on any written instruction or notice by the Ceding Company, and the Reinsurer shall not be obliged to follow any oral instructions actually or purportedly by or on behalf of a Ceding Company or any oral or written instructions from any party not authorized in writing to act on behalf of the Ceding Company pursuant to a valid and legally effective written instrument previously delivered to the Reinsurer and in form and substance reasonably acceptable to it.

ARTICLE XIII

COVENANTS OF CEDING COMPANY AND REINSURER

Section 13.01. Access to Records

Until the Ceding Company and the Reinsurer each acknowledge (or a determination is made by arbitration pursuant to Section 15.01) that no party has any remaining liability to the others under this Agreement, the Reinsurer may at all reasonable times inspect and copy, at the offices of the Ceding Company or at such other place as the Reinsurer and the Ceding Company may reasonably agree, all records of the Ceding Company (including, without limitation, records stored on electronic, optical, or other machine-readable media), its agents, or any Affiliate of any of them, pertaining to this Agreement, to the Assumed Reinsurance Agreements, or to any transaction that constitutes or is reasonably related to a transaction (including, without limitation, reserves) hereunder or contemplated hereby. This Section 13.01 shall survive the termination of this Agreement, and shall apply regardless of whether there is a dispute or arbitration between the parties, or the Reinsurer has paid or failed to pay any amount claimed to be due hereunder, until all obligations of the parties under this Agreement are settled.

Section 13.02. Zonal Management

The Ceding Company agrees to notify the Reinsurer in writing of any material changes to the zonal management approach of the Ceding Company prior to the implementation of any such changes and to discuss such proposed changes with the Reinsurer.

Section 13.03. Adverse Selection

The Ceding Company covenants and agrees that it will not permit its Affiliates to, and will cause its Affiliates not to, underwrite risks of the type included in the Business Reinsured with the intent to adversely select against cessions to the Reinsurer under this Agreement.

Section 13.04. Retrocession

Except in connection with the wind up of the Reinsurer at any time after January 1, 2009, the Reinsurer agrees that it will not enter into any retrocession agreements with respect to the Ceded Losses and will retain for its own account one hundred percent (100%) of such liability. If the Reinsurer enters into any retrocession agreement with respect to Ceded Losses, the retrocession provider must be reasonably satisfactory to the Ceding Company.

Section 13.05. Business of Reinsurer

The Reinsurer agrees to comply with its obligations set forth in Section 6.8(a) of the Credit Agreement.

ARTICLE XIV

CHOICE OF LAW

Section 14.01. Choice of Law

The laws of the State of New York shall govern all matters concerning the validity, performance, and interpretation of this Agreement.

ARTICLE XV

DISPUTE RESOLUTION

Section 15.01. Dispute Resolution

(a) As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion arising out of, relating to, or in connection with this Agreement, including, without any limitation, any question regarding its existence, breach, validity, or termination, such dispute or difference of opinion shall be referred to and finally resolved by arbitration. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in force, except as same may be expressly modified herein or by mutual agreement of the parties.

(b) The tribunal shall consist of three arbitrators, one of whom shall be nominated by the Ceding Company and the other of whom shall be nominated by the Reinsurer. The two arbitrators so nominated shall nominate the third arbitrator, who shall be the chairman. If either of the Ceding Company or the Reinsurer refuses or neglects to appoint an arbitrator within forty-five (45) days of a written request by the other party to do so, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within thirty (30) days of their appointment, the chairman shall be appointed by the American Arbitration Association (the “Appointing Authority”).

(c) The place of the arbitration shall be New York, New York.

(d) Each party shall bear its own expenses and attorneys’ fees and the expense of its own arbitrator, and shall jointly and equally bear with the other the expense of the chairman and of the arbitration. In the event that an arbitrator is chosen by the Appointing Authority because of a party’s failure to appoint an arbitrator, as above provided, the expense of that arbitrator shall be borne by that party.

(e) The arbitration award shall be final and binding on the parties. Judgment upon the award may be entered in any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

(f) In order to facilitate the comprehensive resolution of related disputes, and upon request of any party to the arbitration proceeding, the arbitration tribunal may consolidate the arbitration proceeding with any other arbitration proceeding or proceedings involving any of the parties hereto relating to this Agreement. The arbitration tribunal shall consolidate such arbitrations if, but only if, it determines that (i) there are issues of fact or law common to the two proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. All parties to this Agreement have consented to this procedure and no further consent is required from any party for this procedure to be effective.

(g) Notwithstanding anything in the Agreement to the contrary, this Section 15.01 shall survive any termination of this Agreement.

ARTICLE XVI

INSOLVENCY

Section 16.01. Losses and Expenses Payable Without Diminution

In the event of the insolvency of the Ceding Company, amounts due under this Agreement shall be payable directly to the Ceding Company, or to its liquidator, receiver, conservator, or statutory successor on the basis of the liability of the Ceding Company without diminution because of the insolvency of the Ceding Company or because the liquidator, receiver, conservator, or successor has failed to pay all or any portion of any claim.

Section 16.02. Notice to Reinsurer; Defense of Claims

(a) As a condition precedent to the non-diminution of liability as set forth in Section 16.01 above, the liquidator, receiver, conservator, or successor shall give written notice to the Reinsurer of the pendency of any claim against the Ceding Company that would involve the possible liability of the Reinsurer, indicating the applicable Assumed Reinsurance Agreement, within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership.

(b) The Reinsurer may, during the pendency of such claim, investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses it may deem available to the Ceding Company or to its liquidator, receiver, conservator, or statutory successor.

(c) The expense thus incurred by the Reinsurer shall be chargeable, subject to the court approval, against the Ceding Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

ARTICLE XVII

OFFSET

Section 17.01. Offset

Either the Reinsurer or the Ceding Company, at any time and from time to time, shall have the right to offset any balances due the other party hereunder against any other sums or balances due by the other party to the party.

ARTICLE XVIII

EXTENSION; RIGHT OF FIRST REFUSAL

Section 18.01. Extension Option

The Reinsurer shall have the right to extend this Agreement for an additional underwriting year by providing written notice to the Ceding Company prior to November 1, 2007. The Ceding Company shall have the right to decrease the Ceding Percentage applicable to such extension to no less than a fifteen percent (15%) quota share. The method of excluding loss exposure, whether by excluding entire underlying contracts, only loss exposure arising after December 31, 2009 or otherwise, will be determined by the mutual agreement of the Ceding Company and the Reinsurer at the time of the extension. The terms of the extension shall otherwise be consistent with the terms of this Agreement with only such changes as are necessary to implement the extension and such other changes as are mutually agreed between the Ceding Company and the Reinsurer. The Ceding Company and the Reinsurer agree to negotiate in good faith the terms of any such extension.

Section 18.02. Right of First Refusal

If, in connection with the windup of the Reinsurer, at any time on or after January 1, 2009, the Reinsurer desires to procure reinsurance for any remaining liability of the Reinsurer under this Agreement for Losses, the Reinsurer shall provide written notice of such intentions to the Ceding Company. Within forty-five (45) days following receipt of such notice, the Ceding Company shall make a good faith offer to provide such reinsurance (or, alternatively, to commute this Agreement) specifying the price and terms of its offer. If the Reinsurer does not accept the Ceding Company’s offer, which determination shall be made in its sole discretion, the Reinsurer shall have the right to seek offers and enter into a retrocession agreement with a third party retrocession provider, provided that (i) the retrocession agreement is entered into within 120 days from the date of the Ceding Company’s initial offer, (ii) such retrocession provider is reasonably satisfactory to the Ceding Company and (iii) the terms of such retrocession agreement, in all material respects, are no less favorable to the Reinsurer than the terms contained in the Ceding Company’s offer, as reasonably determined by the Reinsurer.

ARTICLE XIX

MISCELLANEOUS PROVISIONS

Section 19.01. Headings for Convenience Only

The headings in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

Section 19.02. Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and it (including all Schedules hereto) may not be amended or modified other than by a writing signed by the Ceding Company and the Reinsurer. This Agreement supersedes all previous negotiations, discussions, correspondence, and agreements with respect to the subject matter hereof.

Section 19.03. No Waiver

Failure of any party hereto to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy (except where this Agreement limits the time in which a right or remedy may be exercised), shall not operate as a waiver thereof.

Section 19.04. Intention of Parties; No Third Party Rights

(a) The Ceding Company and the Reinsurer are not, do not intend to be, and will not hold themselves out as, and nothing in this Agreement shall be construed to make them, partners, joint venturers or co-proprietors with each other, or in a relationship of principal and agent, for any applicable purpose or as forming any partnership, joint venture, joint undertaking or relationship of principal and agent of any kind for any applicable purpose.

(b) This Agreement is solely between the Ceding Company and the Reinsurer. The obligations of the Reinsurer under this Agreement are solely to the Ceding Company and the obligations of the Ceding Company under this Agreement are solely to the Reinsurer. No cedent to the Ceding Company under an Assumed Reinsurance Agreement or any insured, claimant, or any assignee of any of them, under any underlying policy or any other Person shall under any circumstances have any rights under this Agreement.

(c) Bay Point Holdings Limited (“Holdco”) and equity holders thereof (as well as any creditors of Holdco, its equity holders and/or the Reinsurer) are not parties to this Agreement, and Holdco, its equity holders and their Affiliates and any such creditors (and the shareholders, directors, officers, employees, agents, successors-in-interest (collectively, “Agents”) of any of them) do not by this Agreement have any rights or claims against the Ceding Company or its Affiliates or Agents, and the Ceding Company and its Affiliates and Agents do not by this Agreement have any rights or claims against Holdco or its equity holders or their Affiliates or Agents or any such creditors. Reinsurer does not by the terms of this Agreement have any rights or claims against the Affiliates or Agents of the Ceding Company, and the Ceding Company does not by the terms of this Agreement have any rights or claims against Affiliates or Agents of the Reinsurer.

Section 19.05. No Assignment

(a) This Agreement may not be assigned or transferred by the Ceding Company or the Reinsurer without the prior written consent of the other party.

(b) The Ceding Company and the Reinsurer agree that they will not create, incur, assume, or permit to exist any Lien on this Agreement, the Trust Agreement, or the assets held in the Trust Account in favor of any creditor or other party, except the lien created by the Trust Agreement.

Section 19.06. Further Assurances

Each party hereto agrees to perform any further acts and execute and deliver any further documents, which may be reasonably necessary to carry out the provisions of this Agreement.

Section 19.07. Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law or rule in any jurisdiction, in any respect, such invalidity shall not affect the validity, legality, and enforceability of any other provision or any other jurisdiction, and the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby, all of which shall remain in full force and effect, and the affected term or provision shall be modified to the minimum extent permitted by law so as to achieve most fully the intention of this Agreement.

Section 19.08. Interpretation

The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. This Agreement has been negotiated by the parties, and the fact that the initial and final draft will have been prepared by any party or an intermediary will not give rise to any presumption for or against any party to this Agreement to be used in any respect or forum in the construction or interpretation of this Agreement. Each party participated in drafting this Agreement. Words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine, or neuter gender shall include the masculine, feminine, and neuter.

Section 19.09. Counterparts

This Agreement may be executed in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, when taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the dates set forth against their signatures below.

HARBOR POINT RE LIMITED

By:	/s/ John Berger
Name: John Berger
Title: President and Chief Executive Officer
Date: June 9, 2006

BAY POINT RE LIMITED

By:	/s/ David Ezekiel
Name: David Ezekiel
Title: President and Chief Executive Officer
Date: June 9, 2006